Exhibit 10.33

June 29, 2016

Anurag Malik
2271 Goldenrod Lane
San Ramon, CA 94582

Re: Offer of Employment

Dear Anurag Malik,
Congratulations, Bridgepoint Education is pleased to offer you the position of Chief Information Officer, effective August 2016. This position is located at 13480 Evening Creek Drive North, San Diego, California 92128.

You will receive a copy of the Bridgepoint Education (THE COMPANY) employee handbook and will be subject to all of the provisions of this handbook. You will also be required to sign an acknowledgment of receipt of the handbook.

Should you accept this job offer, you will be eligible to receive the following:

Base Salary:  You will be paid in bi-weekly installments equivalent to $310,000.00 on an annual basis, subject to deductions for taxes and other withholdings as required by law.

Performance Bonus Program: You are eligible to participate in the 2016 Bridgepoint Education Performance Bonus Program. This is an annual plan and your bonus target will be 40% of your annual salary. Your actual bonus payout may vary based on the achievement of THE COMPANY financial and quality goals. Eligibility to participate begins on the first day of the first full quarter after hire. You must be employed on the day that Performance Bonuses are paid out. The Performance Bonus is not part of the employee’s base pay and is considered taxable income. The Performance Bonus is subject to change or termination at management’s discretion.

Travel Allowance: You are eligible to receive a $40,000.00 travel allowance subject to deductions for taxes and other withholdings as required by law for the first 12 months of your employment.

Equity Grants: You are eligible to receive grants under the 2009 Stock Incentive Plan as an employee of THE COMPANY. You will receive an initial grant with a value of $320,000.00 in the form of RSUs with a 2 year vest schedule. Equity grants will be recommended for you annually thereafter by THE COMPANY commensurate with your level and position within the organization. For the CIO role, annual equity grants have historically been in the range of $250,000-$320,000.

Benefits:  You are eligible to participate in the standard benefits available to THE COMPANY’s full-time employees.  Currently, the standard benefits include the following:
     • 401(k) Retirement Account and Employee Stock Purchase Plan
     • Health, dental, life and disability insurance - coverage begins on the first day of the month following the date of hire.
     • Flexible Spending Account
     • Health and Wellness Program
     • Sick Leave and Accrued Vacation

     • Eleven (11) paid Company Holidays
     • Corporate Discount Partnerships

Terms of Employment:  Your employment with THE COMPANY is "at will" meaning that you are not employed for any specific period of time.  Your employment can be terminated with or without cause and with or without notice, at any time, at the option either of THE COMPANY or you. The at-will nature of your employment relationship may not be modified except in a writing signed by both the President of THE COMPANY and you.  This constitutes the entire understanding regarding the at-will nature of your employment.

Arbitration:  Binding arbitration of disputes, rather than litigation in courts, provides an effective means for resolving issues arising in or from an employment situation.  The Company and employee agree to utilize binding arbitration to resolve all disputes that may arise out of the employment context.

No Use of Confidential Information:  THE COMPANY is extending this offer due to your skills and abilities and not due to any information you might possess regarding current or former employers.  If you accept this offer, keep in mind that you may not bring to THE COMPANY, disclose to THE COMPANY or use in the performance of your duties for THE COMPANY any confidential information, trade secrets, documents or materials from any other employer.

Non-Compete Agreement:  You confirm by accepting this offer and working for THE COMPANY in the position described above, you will not be breaching any previous agreements with prior employers.  Please attach all agreements you have entered into with any prior employers relating to confidentiality, including, any non-disclosure, non-competition, and non-solicitation agreements or other agreements entered into upon your termination of employment with any prior employers and sign this letter where indicated below to acknowledge your acceptance of employment on these terms.

You are subject to review and complete additional documentation upon request.

We at Bridgepoint Education hope that you will accept this job offer and look forward to welcoming you aboard. Your immediate supervisor will Chris Henn, Chief Operating Officer. Feel free to call me if you have questions or concerns regarding this offer.

This letter represents an offer of employment contingent upon the successful completion of pre-employment screening. Pre-employment screening includes but is not limited to: criminal background investigation, verification of education credentials, verification of prior employment and professional reference checks.

In addition, your employment is also contingent upon the production of documentation of identification and eligibility for employment as required by the Immigration Reform and Control Act of 1986. In compliance with federal law, all persons hired will be required to verify identity and eligibility to work in the United States and to complete the required employment eligibility verification document form (I9) upon hire.  Bridgepoint Education and its subsidiaries participate in E-Verify. For more information please visit www.dhs.gov/E-verify.

Please note this offer will expire within forty-eight (48) hours of its receipt.

Sincerely,
Stephanie Hipolito

Vice President Talent Acquisition and Talent Management

/s/ Anurag Malik
Anurag Malik

6/29/2016
Date

Cc: Chris Henn, Chief Operating Officer